UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
MORGANS HOTEL GROUP CO.

(Exact name of registrant as specified in its charter)

Delaware	16-1736884

(State of incorporation or organization)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018

(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:

(if applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on
to be so registered	which each class is to be registered

Stock Purchase Rights	Nasdaq Stock Market
Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.
On October 9 2007, the Board of Directors of Morgans Hotel Group Co., a Delaware corporation (the “Company”), adopted a Stockholder Protection Rights Agreement (the “Rights Agreement”) between the Company and Mellon Investor Services LLC, as Rights Agent, and declared a dividend payable in respect of each outstanding share of common stock, par value $0.01 per share, of the Company (“Common Stock”) upon the later of (1) certification by the NASDAQ Stock Market to the Securities and Exchange Commission that the Rights have been approved for listing and registration and (2) October 19, 2007, of one right (a “Right”) for each outstanding share of Common Stock held of record at the close of business on October 19, 2007 or issued thereafter and prior to the Separation Time (as defined in the Rights Agreement) and thereafter pursuant to options and convertible securities outstanding at the Separation Time.
The Rights Agreement (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the form of Certificate of Designations and Terms of the Participating Preferred Stock) is attached hereto as an exhibit and is hereby incorporated herein by reference. The description of the Rights Agreement and the Rights is incorporated by reference herein to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 10, 2008, and is qualified in its entirety by reference to the Rights Agreement and the exhibits thereto.
Item 2. Exhibits.

Exhibit No.	Description
(1)	Stockholder Protection Rights Agreement, dated as of October 9, 2007, between Morgans Hotel Group Co. and Mellon Investor Services LLC, as Rights Agent (including Forms of Rights Certificate and of Election to Exercise as Exhibit A thereto and Form of Certificate of Designation and Terms of Participating Preferred Stock as Exhibit B thereto) (incorporated by reference to Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 10, 2007).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MORGANS HOTEL GROUP CO.

By	/s/ Richard Szymanski

Name: Richard Szymanski
Title: Chief Financial Officer
Date: October 10, 2007

EXHIBIT INDEX

Exhibit No.	Description
(1)	Stockholder Protection Rights Agreement, dated as of October 9, 2007, between Morgans Hotel Group Co. and Mellon Investor Services LLC, as Rights Agent (including Forms of Rights Certificate and of Election to Exercise as Exhibit A thereto and Form of Certificate of Designation and Terms of Participating Preferred Stock as Exhibit B thereto) (incorporated by reference to Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 10, 2007).